UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events.

As previously disclosed, in October 2008, WellCare Health Plans, Inc. (the “Company”) was informed that it was being investigated regarding allegations in a number of qui tam complaints filed by relators against the Company under the False Claims Act, 31 U.S.C. sections 3729-3733.  Today, the Company is announcing that it has reached a preliminary agreement (the “Preliminary Settlement”) with the Civil Division of the U.S. Department of Justice, the Civil Division of the United States Attorney’s Office for the Middle District of Florida, and the Civil Division of the United States Attorney’s Office for Connecticut (collectively, the “Civil Division”) to settle their pending inquiries.  The Preliminary Settlement is subject to completion and approval of an executed written settlement agreement.

Upon execution of the settlement agreement, the Company would, among other things, pay the Civil Division a total of $137.5 million (the “Settlement Amount”) over a period of up to 36 months after the date of an executed written settlement agreement (the “Payment Period”), plus interest at the prevailing Medicare Trust Fund rate.  The Preliminary Settlement includes an acceleration clause that would require immediate payment of the remaining balance of the Settlement Amount in the event that the Company was acquired or otherwise experienced a change in control during the Payment Period.

The Company expects that the executed written settlement agreement will provide that the Settlement Amount will include approximately $23 million owed to the Florida Agency for Health Care Administration (“AHCA”) as a result of overpayments received by the Company from AHCA during the three month period of August 2005 through October 2005.  These overpayments were the result of a change implemented by AHCA in the payment methodology relating to medical benefits for newborns.  The Company previously had recorded this liability and had been in discussions with AHCA regarding the reconciliation and repayment of this overpayment for some time.

As previously disclosed, the Company had previously accrued a liability of approximately $60 million, which was discounted and recorded at its fair value of approximately $56.4 million as of March 31, 2010, for the resolution of these matters.  As discussed above, the Company had previously and separately accrued for the anticipated $23 million payment to AHCA.  Accordingly, the Company expects to record the total Settlement Amount as of June 30, 2010, which will be discounted and recorded at an estimated fair value of approximately $134.0 million, resulting in an additional pre-tax expense of approximately $54.6 million for the quarter ended June 30, 2010.

The Preliminary Settlement also provides for a contingent payment of an additional $35 million in the event that the Company is acquired or otherwise experiences a change in control within three years of the execution of a written settlement agreement and provided that the change in control transaction exceeds certain minimum transaction value thresholds to be specified in an executed written settlement agreement.

The Company can give no assurance that the Preliminary Settlement will be finalized and the actual outcome of this matter may differ materially from the expected terms of the Preliminary Settlement.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding the prospective resolution of a civil investigation.  Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause WellCare's actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the risk that the preliminary settlement will not be finalized or approved. If the settlement is not finalized, the ultimate resolution and its impact on the Company cannot be assessed.  Forward-looking statements in this Current Report on Form 8-K should be evaluated and read in conjunction with the other risks and uncertainties that affect WellCare’s business, including those found under the captions "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, “Forward Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, and in other filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare's business and the various factors that may affect it.  Given these risks and uncertainties, we can give no assurances that any results or events projected or contemplated by our forward-looking statements will in fact occur and we caution you not to place undue reliance on these statements.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
June 24, 2010	/s/ Timothy S. Susanin Timothy S. Susanin Senior Vice President and General Counsel